Exhibit 5.1





                                                    Monsanto Company
                                                    800 N. Lindbergh Boulevard
                                                    St. Louis, Missouri 63167
                                                    Phone (314) 694-2819



                                December 5, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

As General Counsel of Monsanto Company, a Delaware Corporation having its general offices at 800 North Lindbergh Boulevard, St. Louis, Missouri 63167 (the "Company"), I am familiar with the Registration Statement on Form S-8 being filed by the Company under the Securities Act of 1933, as amended, covering an aggregate of 26,745,000 shares of Monsanto Company Common Stock, $0.01 par value per share ("Common Stock"), authorized for delivery to certain participants under the Monsanto 2000 Management Incentive Plan, the Monsanto Company Non-Employee Director Equity Incentive Compensation Plan, the Monsanto Company Broad-Based Stock Option Plan and the Monsanto Company Employee Stock Purchase Plan (the "Plans").

I am also familiar with the Company's Amended and Restated Certificate of Incorporation and its Amended and Restated By-Laws as now in effect, and with all corporate and other proceedings taken by the Company's Board of Directors relative to the authorization of the Plans, including the proposed delivery of up to an aggregate of 26,745,000 shares of Common Stock thereunder.

It is my opinion that the Company is a corporation duly organized and validly existing under the laws of the State of Delaware; that the Plans, including the proposed delivery of up to an aggregate of 26,745,000 shares of Common Stock thereunder, has been duly authorized by appropriate corporate action of the Company; and that the aforesaid 26,745,000 shares of Common Stock, when delivered pursuant to the provisions of the Plans, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to and references to this opinion in said Registration Statement and to its use in connection therewith. My consent is not an admission that the consent is required by
Section 7 of the Securities Act of 1933.

                                        Very truly yours,

                                        /s/ R. William Ide III
                                        ----------------------

                                        R. William Ide III
                                        General Counsel, Monsanto Company